Exhibit 99.4


                GROUP LONG DISTANCE, INC. ANNOUNCES EXECUTION OF
                         LETTER OF INTENT TO BE ACQUIRED
                         BY COYOTE NETWORK SYSTEMS, INC.
                         -------------------------------


         Fort Lauderdale, Florida. March 28, 2000. Group Long Distance, Inc. ("Group Long Distance" or the "Company")(Pink sheets: GLDI) today announced that it has executed a letter of intent to be acquired by Coyote Network Systems, Inc.("Coyote") (NASDAQ: CYOE).

         The letter of intent contemplates a merger between a wholly-owned subsidiary of Coyote and the Company. Pursuant to the merger, the Company's shareholders would receive approximately $5.6 million in shares of Coyote common stock.

         Glenn Koach, President and Chief Executive Officer of Group Long Distance, stated: "We are pleased with the terms of the proposed transaction. We believe that it represents full value for our shareholders."

         The closing of the merger is subject to a number of conditions, including without limitation the completion of due diligence, the receipt of approval from the Boards of Directors of the respective companies, the preparation and execution of definitive documents, the receipt of all requisite regulatory approvals, and the receipt of approval of the Company's shareholders. It is anticipated that the closing would occur in the Company's second fiscal quarter ending October 31, 2000.

         Coyote through its various affiliated entities provides telecommunications products and international long distance and network services.

         Group Long Distance is a long distance telecommunications provider. Group Long Distance utilizes special network contracts to provide its customers with products and services through major nationwide providers of telecommunications services.

         This press release contains certain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation the ability of the parties to consummate the merger transaction described above.

CONTACT:          Group Long Distance, Inc.
                  Fort Lauderdale, Florida
                  Glenn Koach, President
                  (954) 771-9696, ext. 26